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                                                                    Exhibit 99.1

During 1999, Huffy Corporation realized strong performances from Huffy Sports, Huffy Service First and Washington Inventory Service. Unfortunately, the poor results of the Huffy bicycle business and the public attention given to these events overshadowed the strong performance by the other business units, resulting in a difficult, challenging and, yes, disappointing year for Huffy Corporation.

The rapidly deteriorating bicycle market required the acceleration of the final steps in the transformation of the bicycle business, which had begun in 1998. The transformation was a costly and difficult process, but absolutely necessary given the dynamics in the bicycle industry. Let me comment further on the bicycle business transformation.

As 1999 unfolded, the severe decline in U.S. retail bicycle prices, competition in the market place from low cost imported bicycles, primarily from China, and unprecedented pressure on operating margins contributed to rapidly deteriorating earnings in the Huffy bicycle business. These events, coupled with the prospect for continuing worldwide bicycle production over-capacity led to the difficult and painful decision to close our last U.S. based manufacturing facilities in Farmington, Missouri and Southaven, Mississippi. These closures resulted in an after-tax charge to earnings of $22.7 million or $2.14 per share in 1999.

These closures complete a dramatic change from the bicycle business model that existed only three years ago. In 1996, the Huffy Bicycle Company was a single-brand U.S. based manufacturer. It entered the year 2000 as a multi-brand, design, marketing and distribution company. In addition to the restructuring of our U.S. based manufacturing mentioned earlier, key acquisitions, plus an aggressive licensing program, have played a significant role in the bicycle transformation.

In 1997, Huffy acquired the Royce Union Bicycle Company and the Royce Union brand. In 1999, the Huffy Bicycle Company acquired American Sports Design and the Airborne brand to serve another important emerging channel - the Internet. These acquisitions broadened our product lines and marketing channels to reach customers seeking higher-end, higher performance oriented bicycles.

The final steps in the transformation, allowing the Huffy Bicycle Company to continue to provide consumers with high-quality, cost competitive products, were essentially complete by the end of 1999. Today, the Huffy Bicycle Company approaches the market place with a value-package that is focused on:

     -       Product design and engineering
     -       Brands and licenses
     -       Marketing and
     -       Distribution


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In the new business model, the development of a strong brand strategy plays a key role. Today we have the Huffy brand, the most widely recognized brand in the industry, positioned to serve the mass retail market. The Royce Union brand is positioned as a step-up brand, designed to appeal to both the youth and adult rider. The Airborne brand is targeted toward the serious rider and is available through the Internet. Airborne allows the purchaser to custom design a bike to his or her individual specifications and preferences.

Premier licenses - including X-Games, which was launched in early spring and is showing very strong retail sales - and others such as Kawasaki, Ironman, Union Flyer, Rugrats, Looney Tunes and Rebike, are positioned to reach a variety of consumers.

With the successful development of a strong brand strategy, the Huffy, Royce Union, X-Games, Buzz, Union Flyer, Rebike and Airborne brands, are currently positioned from the lower end of the retail price range (primarily in Kids bikes) to the upper end of the retail price range (primarily in adult custom bikes) and are positioned against the brands with which they compete (Rand, Kent, Roadmaster, Magna, Pacific, Mongoose, Raleigh, Trek, Cannondale, and Schwinn). Huffy Bicycle Company, from a single brand strategy in 1996, now has far and away the strongest brand portfolio in the bicycle industry, with bikes that retail from a low of $49 to a high of almost $5,000.

I'd like to spend the next few minutes talking about the first quarter results - which demonstrate that the restructuring of the bike business and the new business model are achieving the desired results, complementing the solid performance of our other three business units.

Net earnings from continuing operations, prior to reconfiguration charges and costs related to refinancing, for first quarter 2000 were $1.3 million compared to $800 thousand for the same period in 1999, an increase of 62.5%.

To briefly highlight performance by business unit - As a result of its new business model, Huffy Bicycle Company had very, very strong earnings in the first quarter. Washington Inventory Service also had stronger than expected earnings, setting a new record for first quarter earnings. Despite excellent cost control and maintaining its market share, Huffy Sports was effected by softness in the sporting goods industry that adversely impacted sales and earnings in the first quarter. Huffy Service First finished a challenging quarter with record sales for March.

Earnings per share, from continuing operations, before restructuring charges and costs related to refinancing, for first quarter 2000 were $.13 per share, compared to $.06 a year ago. Business fundamentals are strong - during the first quarter of 2000 earnings before restructuring included:

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    -    Interest expense resulting from the refinancing completed in
         January was approximately $1.4 million higher than in 1999.

    - Severance costs at Corporate and Huffy Service First were approximately $500 thousand.

These expenses reduced reported EPS by approximately $.11 per share, further demonstrating the strong operating earnings that flowed in the first quarter.

We are pleased that our first quarter operating results demonstrate the strength of our business in both operating segments. Our outlook for the next three months is very optimistic and we expect a strong second quarter, led by bikes, Washington Inventory Service and Huffy Service First.

As I mentioned earlier, 1999 was a very difficult year, but it was not without its successes. The final transformation of the bicycle business was both costly and difficult, but the decisions made are consistent with the strategy for Huffy Corporation that was put in place in 1998

To briefly review, Huffy continues to implement its strategic focus:

CAPITALIZE ON PRODUCT AND SERVICE INNOVATION FOR INTERNAL GROWTH

Washington Inventory Service introduced the latest release of its internally developed, proprietary inventory recording software, and is now widely recognized as the industry technology leader.

Huffy Sports introduced the Satellite(TM) backboard, followed by the introduction of the "Twilight" lighted ball at the super show in Atlanta in early spring.

The "Twilight" ball was nominated as one of the top 25 new products introduced by sporting goods manufacturers, and has been selected as one of five finalists for new product of the year. We'll know the final outcome in June.

DEVELOPING BRANDS AND EXPANDING CHANNELS OF DISTRIBUTION

Huffy Bicycle Company has developed the strongest brand and license portfolio in the bicycle industry and its new line of bicycles is the strongest in the industry.

Continuous rapid improvement made a substantial contribution in reducing operational costs during 1999, with costs reductions, aside from the bicycle restructuring, aggregating $ 3.9 million.

INGRAIN CONTINUOUS RAPID IMPROVEMENT THROUGHOUT THE HUFFY CULTURE

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Continuous Rapid Improvement made a substantial contribution in reducing operational costs during 1999, with cost reductions of over $23.0 million driven by the bicycle restructuring and other aggressive actions in all businesses. This bodes well for the year 2000 results.

INTEGRATE ACQUISITIONS WHICH COMPLEMENT EXISTING BUSINESSES

Inventory Auditors, Royce Union, and American Sports Design have been fully integrated into their respective organizations

CONTINUE TO INVEST IN THOSE BUSINESSES IN WHICH WE CAN BE MARKET LEADERS

Washington inventory service had its fourth consecutive year of record sales and earnings.

Let me pause at this point to mention that we have a tradition of recognizing "record" performance. We now continue that tradition by recognizing Washington Inventory Service. Washington Inventory Service had another record year in 1999, and for the fourth consecutive year achieved record sales and record earnings. The recipient of the record earnings award for 1999 on behalf of Washington Inventory Service - and its employees - is Mr. Ed Tonkon - President and General Manager - Ed, please stand and be recognized.

Huffy Service First had record sales and its second best earnings year ever. Huffy Sports Company was able, through excellent cost control and supply chain management, to increase earnings by almost 10%, despite an overall softness in the sporting goods industry that adversely impacted sales for the year.

Traditionally, each year, Huffy Corporation recognizes one of our companies for outstanding achievement in financial performance. Criteria considered include earnings, return on net assets and achievement of profit plan targets.

In 1999, two companies tied in their aggregate score, and we have co-recipients of the Company of the Year award, Huffy Service First and Huffy Sports. The recipients of the company of the year award for 1999 on behalf of Huffy Service First and Huffy Sports - and their employees - are Mr. Paul D'Aloia and Mr. Randy Schickert - Paul and Randy - please stand and be recognized.

Also, as a tradition, we recognize a manager of the year. Those eligible are from the corporate and company staffs. There is one nominee from each company and one from corporate. This is a very selective award. Nominees are selected by their peers and the winner is chosen by a vote of all the corporate officers and all the company presidents. For 1999, Huffy Corporation's manager of the year is Stephen J. Pohlman, Vice President, Controller for Huffy Service First. Steve is a valued member of the Huffy Service First team and his efforts have contributed significantly to the ongoing success of Huffy Service First.

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Please join me in congratulating Steve on earning this very important recognition. Steve please stand.

EVALUATE THE STRATEGIC MIX OF THE HUFFY CORPORATION PORTFOLIO

Obviously, we are highly dissatisfied with our current stock price. Management and the board is totally dedicated to implementing additional operational and strategic actions to enhance shareholder value over the coming months.

In September of last year, we announced that PaineWebber has been engaged by the Board of Directors to evaluate the strategic mix of the Huffy Corporation portfolio of companies and to explore alternatives for value creation. Since the beginning of this year, the level of activity in this area has accelerated and it is one of the Corporation's key priorities. To date, we are not at a point where we can make further public announcements, but will certainly do so at the appropriate time.

Last, but not least, we successfully refinanced the company in January of this year, putting in place credit facilities and term loans totaling $175 million.

Let me briefly recap 1999 financial performance. In the Services for Retail segment, net sales grew to a record $221 million, an increase of nearly 12% versus net sales in the segment for 1998. Record sales achieved at both Washington Inventory Service and Huffy Service First fueled sales growth. We expect the strong sales growth in this segment to continue in 2000. Record earnings were achieved in 1999, driven by Washington Inventory Service's fourth consecutive year of record earnings and the second best earnings year in the history of Huffy Service First. Strong earnings for 1999 reversed the slight down turn realized in 1998 and continue this segment's earnings growth pattern. We expect the earnings growth trend in the Services for Retail segment to accelerate in 2000. The first quarter was a very strong start.

Huffy bicycles and Huffy Sports both maintained their #1 market position in spite of weak sporting goods sales, in general, coupled with unprecedented price deflation in the bicycle market place. Huffy Sports Company's strong performance was offset by severe pricing pressure in the bicycle market. We have experienced a substantial earnings turnaround in this segment in the first quarter of 2000. We expect this positive trend to continue and accelerate as we move throughout the year.

Consolidated net sales, for the total corporation, declined by 4% in 1999, driven primarily by the Huffy Bicycle Company. In spite of the unfavorable sales pressures in the bicycle business, each Huffy Company maintained or strengthened its #1 or #2 industry position.

Earnings per share for 1999, prior to reconfiguration and refinancing charges, for the total corporation, was very disappointing, as a result of the Huffy Bicycle Company performance.

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Let's take a look at what's in store for 2000. Washington Inventory Service continues to deliver sales and earnings growth for the corporation, and is on track to achieve record sales and earnings in 2000 for the fifth consecutive year. A number of key actions taken by management are contributing to their enhanced performance:

- The NexGen inventory software is increasing productivity by reducing the time required to compile data from inventory takes,

- A recently implemented retention program has increased the number of experienced employees available to work on major accounts,

- A focus on employee retention is bringing turn-over and training costs down, adding to productivity increases,

- and, finally, international sales which grew by nearly 400% in 1999, are expected to continue to grow in 2000.

Huffy Service First has continued to leverage its nationwide service infrastructure to develop new services beyond its core in-store assembly business. The merchandising business continues to grow as a separate line of business and is rapidly approaching the critical mass necessary to deliver profitable operating results. We expect merchandising to be solidly profitable in 2000. The in-home assembly business has achieved significant growth and is now well positioned to capitalize on the growing market created by the growth of internet sales and the resultant opportunities for in-home assembly. Please visit Huffy Assembly Solutions at its web site www.huffyassemblysolutions.com

Moving to our sporting goods companies, Huffy Sports Company, the industry's recognized innovation leader, continues to introduce revolutionary new products to the market place. The new Satellite(TM) line of battery powered lighted backboards extends playing time into the evening hours. To complement the Satellite(TM) backboard, Huffy Sports introduced the new Twilight(TM) line of lighted balls at the super show in Atlanta in early spring.

The revolutionary technology of the lighted membrane and the counter weighting system employed in the Twilight(TM) line of basketballs, footballs and soccer balls allows play after dark without disturbing the handling and playability of the balls. These new balls are available at retailers in early May.

Now let's take a look at what's in store in 2000 for the Huffy Bicycle Company. Behind me on the screen is a slide showing one model of the new X-Games bikes. The X-Games brand captures the culture, the attitude and the adrenaline rush that speaks to both the doers and viewers of these aggressive sports.

The X-Games brand, launched in early spring, could be the hottest selling new brand in the market place. Through March, sales to one retailer alone have already exceeded the sales volume planned for the entire year. The brand will be made

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available to other retailers later this year, and offers another opportunity to build on the early success of the X-Games launch.

Time does not allow me to go through the entire brand portfolio in bicycles. However, another example of how Huffy Bicycles is approaching the market place in 2000 through its value package of design, brands and licenses is this Kawasaki model. Targeted at teens and young adults who recognize and identify with the high performance imagery of Kawasaki, the Kawasaki line brings the cachet of the Kawasaki motorcycle to bicycling. In addition to X-Games and Kawasaki let me briefly click through Huffy bicycles other brands Ironman, Union Flyer, Rebike, Looney Tunes and Rugrats. [slides photos of bikes shown] Through market positioning and the targeted brand portfolio developed, Huffy Bicycle Company is off to a very strong start in 2000.

The Huffy companies are using the Internet and the world of e-commerce to reach the consumer. You can buy Huffy bicycles and Huffy basketball systems on-line, either at our own web sites or through links on web sites such as fogdog.com, mvp.com, globalsports.com, cbssportsline.com.etc .

An exciting example of e-commerce is American Sports Design, which operates almost exclusively through the Internet. The Airborne brand is targeted towards the professional or competitive cyclist who is seeking the ultimate in cycling equipment. On the airborne.net web site, the customer can select any number of titanium frames and high end components to create a unique, custom designed bicycle to their exact individual specifications.

In March, ASD announced the Airborne Affiliates Program, offering other internet retailers the opportunity to create a free link to the airborne.net site and to earn commissions on Airborne products sold through their sites.

Please take a moment to visit airborne at www.airborne.net

In summary, we will continue to pursue our strategic course, set over the past several years, to move Huffy Corporation into the 21st century:

-    Capitalizing on product and service innovation for internal growth
-    Developing brands and expanding channels to improve profitability.
-    Ingraining continuous rapid improvement (cri) into the huffy culture.
-    Managing the organization to maximize earnings and cash generation.
- Bring the process to evaluate strategic alternatives to a successful conclusion

In closing the business review, I must say that we are not without our challenges. Fierce competition, price deflation, softness in certain segments in which we compete continue to exert pressure on our sales and earnings.

However, we believe that our progress in implementing the right strategies, retaining the right people and creating the right culture has positioned Huffy Corporation for success in 2000 and beyond.